Exhibit 5.1

KPMG LLP Bay Adelaide Centre Suite 4600 333 Bay Street Toronto, ON M5H 2S5	Telephone (416) 777-8500 Fax (416) 777-8818 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of:

•

our Report of Independent Registered Public Accounting Firm dated January 31, 2019 addressed to the board of directors and shareholders of Norbord Inc. (the “Company”), on the consolidated financial statements of the Company comprising the consolidated balance sheets of the Company as of December 31, 2018 and December 31, 2017, the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period then ended, and the related notes (collectively, the “consolidated financial statements”), and

•	our Report of Independent Registered Public Accounting Firm dated January 31, 2019 on the Company’s internal control over financial reporting as of December 31, 2018,

in the Form F-10 of the Company dated March 22, 2019 and the accompanying prospectus and to the reference to our firm under the heading “Auditors, Transfer Agent, Registrar and Trustee” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

March 22, 2019

Toronto, Canada